Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Quantum Fuel Systems Technologies Worldwide, Inc. for the registration of 13,950,000 shares of its common stock and to the incorporation by reference therein of our report dated July 16, 2007, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2007, and our report dated July 16, 2007 with respect to Quantum Fuel Systems Technologies Worldwide, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc. as of April 30, 2007 included in its Annual Report (Form 10-K) for the year ended April 30, 2007, each filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Irvine, California

July 16, 2007